Exhibit 99.1

FOR IMMEDIATE RELEASE

October 29, 2014

Contact: Cloud Peak Energy Inc.
Karla Kimrey
Vice President, Investor Relations
720-566-2932

CLOUD PEAK ENERGY INC. ANNOUNCES RESULTS FOR
THE THIRD QUARTER AND FIRST NINE MONTHS OF 2014

Gillette, Wyo, October 29, 2014 — Cloud Peak Energy Inc. (NYSE:CLD), one of the largest U.S. coal producers and the only pure-play Powder River Basin (“PRB”) coal company, today announced results for the third quarter and first nine months of 2014.

Highlights and Recent Developments

	Quarter Ended		Year To Date
(in millions, except per share amounts)	9/30/14	9/30/13	9/30/14	9/30/13
Adjusted EBITDA(1)	$45.7	$70.9	$130.3	$156.5
Net income (loss)	$91.1	$18.0	$73.3	$38.1

Adjusted EPS(1)	$0.02	$0.34	$(0.08)	$0.43
Diluted EPS	$1.49	$0.29	$1.20	$0.62
Average cost per ton sold	$10.44	$9.78	$10.52	$10.29

Shipments — owned and operated mines (tons)	21.5	23.1	62.6	64.3

Asian exports (tons)	1.2	1.3	3.2	3.6

(1)         Non-GAAP financial measure; please see definition and reconciliation below in this release and the attached tables.

•                  Adjusted EBITDA of $45.7 million for the quarter, and $130.3 million for the first nine months of 2014, down compared to prior periods due to continuing rail service issues reducing 2014 shipments and the impact of a $7.5 million increase to our estimates for past production taxes.

•                  Strong operational cost performance during the quarter resulted in underlying cost per ton of $10.09.  Total cost per ton was impacted by $0.35 for the production tax accrual increase, raising our cost per ton to $10.44.

•                  Raising the lower end of our full year 2014 Adjusted EBITDA and shipment guidance to new ranges of $180 - $200 million based on shipments of 84 - 86 million tons.  Lowering capital expenditures guidance to $20 - $30 million.

•                  Completed three opportunistic transactions at this low point in the coal commodity cycle to position the Company for long-term growth and significantly reduce our liabilities:

•                  Significantly increased our committed export capacity at the fully-utilized Westshore terminal, the lowest cost of the two existing cape-size ports in the Pacific Northwest.

•                  Divested our 50 percent share of the Decker Mine, reducing asset retirement liabilities by $72.2 million, receiving an option for up to 7.7 million tons of export capacity at the proposed Millennium Bulk Terminal, resulting in a pre-tax gain of $74.3 million.

•                  Terminated the Tax Receivable Agreement (“TRA”) with Rio Tinto and extinguished the undiscounted liability of $103.6 million for a payment of $45.0 million, resulting in a pre-tax gain of $58.6 million.

•                  Amended our $500 million revolving credit facility to relax certain financial covenants, including the net secured leverage ratio and net cash interest expense coverage ratio.

•                  Maintained a strong balance sheet with cash of $119.3 million and available liquidity of $660 million.

Colin Marshall, President and Chief Executive Officer, commented, “In such a challenging environment, we are proud to be able to deliver these operational and financial results for the quarter.  During the quarter, we carried out several significant opportunistic transactions, which enhanced our export growth strategy, reduced our legacy liabilities, and further strengthened our balance sheet and financial flexibility.”

Health and Safety Record

During the third quarter of 2014, of our approximately 1,400 full-time mine site employees, three suffered reportable injuries resulting in a year-to-date MSHA All Injury Frequency Rate (“AIFR”) of 0.78, an increase from the full year 2013 rate of 0.59.  During 42 MSHA inspector days at our mine sites in the third quarter, we were issued just four substantial and significant citations and total fines of $1,774.

Environment

The Company’s Cordero Rojo Mine recently received final bond release on more than 900 acres of permanently reclaimed land from the Wyoming Department of Environmental Quality.  Lands must be reclaimed for a minimum of ten years before the third and final bond release can be granted.  To achieve final bond release, Cordero Rojo’s reclaimed lands were restored to grazing and wildlife uses and have been actively grazed in partnership with adjacent landowners.  Attaining final bond release is the ultimate demonstration of successful completion of land rehabilitation requirements.  Currently, there are more than 10,000 acres across our three mines which have been reclaimed sufficiently to receive partial bond release.

Consolidated Business Results

	Quarter Ended		Year To Date
(in millions, except per share amounts)	9/30/14	9/30/13	9/30/14	9/30/13
Total tons sold	22.0	24.2	63.7	66.4
Total revenue	$342.3	$374.8	$982.3	$1,042.9
Net income (loss)	$91.1	$18.0	$73.3	$38.1
Adjusted EBITDA(1)	$45.7	$70.9	$130.3	$156.5
Adjusted EPS(1)	$0.02	$0.34	$(0.08)	$0.43

(1)         Non-GAAP financial measure; please see definition and reconciliation below in this release and the attached tables.

Operating Segments

Owned and Operated Mines

Our Owned and Operated Mines segment comprises the results of mine site sales from our three owned and operated mines, primarily to domestic utility customers and also to our Logistics and Related Activities segment.

	Quarter Ended		Year To Date
(in millions, except per ton amounts)	9/30/14	9/30/13	9/30/14	9/30/13
Tons sold	21.5	23.1	62.6	64.3
Revenue	$286.0	$304.6	$827.7	$848.4
Realized price per ton sold	$13.12	$13.03	$13.07	$13.06
Average cost of product sold per ton	$10.44	$9.78	$10.52	$10.29
Adjusted EBITDA(1)	$43.6	$65.9	$126.7	$145.8

(1)         Non-GAAP financial measure; please see definition and reconciliation below in this release and the attached tables.

Demand for our coal continues to be strong; however, 2014 shipments have been reduced due to slow rail operations.  Recently, there have been some improvements in rail deliveries, and we remain optimistic that the railroads will continue to steadily increase their performance through 2015.

In late August, the Cordero Rojo Mine was impacted by a significant rain storm causing flooding and damage to some equipment, which slowed shipments for several days and increased our costs.  We have incurred $3.0 million of insurance deductible costs related to this incident and expect any remaining amounts will be covered by insurance.  The additional one-off costs increased our average cost per ton by approximately $0.14 for the three months ended September 30, 2014.

Several production tax audits currently are in progress related to federal and state taxes including periods back to 2005.  From time to time, we receive audit assessments, which may result in adjustments to our estimates of taxes and related interest and penalties.  During the quarter, we revised our estimates and increased our accruals by $7.5 million.  Although minor in comparison to the approximately $2.9 billion that we have paid in production taxes in the last nine years, the $7.5 million increased our average cost per ton sold by approximately $0.35 for the three months ended September 30, 2014.

Logistics and Related Activities

Our Logistics and Related Activities segment comprises the results of our logistics and transportation services to our domestic and international customers.

	Quarter Ended		Year To Date
(in millions)	9/30/14	9/30/13	9/30/14	9/30/13
Total tons delivered	1.6	1.4	4.0	4.2
Asian export tons	1.2	1.3	3.2	3.6
Revenue	$65.6	$70.2	$178.8	$203.2
Realized gains on financial instruments	$8.0	$3.7	$18.9	$6.4
Cost of product sold (delivered tons)	$70.8	$70.1	$188.4	$197.4
Adjusted EBITDA(1)	$1.4	$2.1	$4.5	$6.2

(1)         Non-GAAP financial measure; please see definition and reconciliation below in this release and the attached tables.

Total tons delivered for the quarter increased compared to last year as deliveries to our domestic customers increased; however, delivered shipments to our Asian customers were impacted by the ongoing rail disruptions.  The international market prices for seaborne thermal coal have continued to weaken, which resulted in lower revenue for the quarter.  However, we continue to have positive Adjusted EBITDA due to our hedge positions.

Recent Transactions

Increased Export Capacity

The Company amended and expanded its throughput agreement with Westshore Terminals to increase long-term committed capacity at the port from 2.8 million tons per year to 6.3 million tons initially and increasing to 7.2 million tons in 2019.  The Company paid $37.0 million to Westmoreland Coal Company to terminate its existing throughput agreement with Westshore Terminals freeing up space at the fully-utilized port to allow this increase to occur.

“We were very pleased to be able to secure additional export capacity at the bottleneck in our export supply chain.  These opportunities only come available at certain points in the cycle, and we were glad we were able to take advantage of the opportunity due to our sound balance sheet.  We remain committed to our strategy of growth through increased West Coast exports.  We are pleased to be able to increase our sales to South Korea, Japan, Taiwan, and other Asian countries who are keen to diversify their coal import suppliers,” said Marshall.  “We continue to position Cloud Peak Energy to be a reliable long-term supplier of low-sulfur PRB coal to our domestic and international customers.”

Finalized Sale of Interest in Decker Mine

Cloud Peak Energy completed the sale of its 50 percent interest in the Decker Mine and related assets to Ambre Energy.  As a result, the Company was able to reduce its asset retirement obligations by $72.2 million and obtained the release of approximately $67 million of outstanding reclamation and lease bonds.

Additionally, the Company received an option of up to 7.7 million tons of annual export capacity at the proposed Millennium Bulk Terminals facility in Washington State.

“This transaction further reinforces our balance sheet and positions us to benefit when the Millennium Bulk Terminal is hopefully permitted and operational in a few years’ time,” said Marshall.

Termination of Tax Receivable Agreement

Cloud Peak Energy terminated the TRA though a final payment of $45.0 million to Rio Tinto, which settled all future liabilities that would have been owed under the TRA.  At June 30, 2014, the Company carried an undiscounted liability of $103.6 million in respect of its estimated future obligations under the TRA and anticipated making cash payments of approximately $14 million each year in 2014 and 2015 and additional payments in subsequent years.

Michael Barrett, Cloud Peak Energy’s Executive Vice President and Chief Financial Officer, commented, “This was an efficient and accretive use of capital at this time and a good opportunity to reduce our balance sheet liabilities.”

Amendment of Revolving Credit Facility

Cloud Peak Energy opportunistically amended its $500 million revolving credit facility to relax certain financial covenants, including the net secured leverage ratio and net cash interest expense coverage ratio.

“This amendment demonstrates our continued focus on actively managing our balance sheet to provide additional financial flexibility,” said Barrett.

Balance Sheet and Cash Flow

Cash flow from operations totaled $6.7 million, which included the $45 million payment to terminate the TRA, resulting in almost $52 million of cash generated by our core business activities in the third quarter of 2014.  Capital expenditures (excluding capitalized interest) were $7.5 million, none of which was financed under capital leases.

For the first nine months of 2014, cash flow from operations totaled $42.1 million, which included $14 million of refinancing costs paid in the first quarter and $45 million paid to terminate the TRA in the third quarter, resulting in $101.1 million of cash generated by our core business activities.  Capital expenditures were $15.9 million (including assets acquired under capital leases).

As of September 30, 2014, unrestricted cash and investments were $119.3 million and total available liquidity was $660.0 million.

Outlook

During the third quarter of 2014, the domestic coal market was negatively impacted by the continued poor performance of the railroads and the very mild summer weather.  Slow shipments have forced some utilities to conserve coal to ensure they have adequate stockpiles going into the winter.  Despite these efforts, stockpiles of PRB coal are at their lowest levels since 2006, which we believe will help prices recover once shipments improve.  For the remainder of this year, we expect our utility customers to continue to focus on ensuring the delivery of their contracted coal.

Internationally, growing demand from Asia, including India, China, South Korea, Japan, Taiwan, and Vietnam, is currently being met by increased supply from international projects commissioned several years ago, leading to current weak pricing.  During 2014, we continued to see strong interest in Spring Creek coal in our primary focused markets of South Korea, Japan, and Taiwan as they work to increase generation in the face of growing demand and reduced nuclear generation.  These countries are moving ahead with numerous projects to build additional modern coal-fired generation, which will be designed to consume high-grade subbituminous coal, including our benchmark Spring Creek coal.

Internationally, there have been a number of coal regulatory developments in various Asian countries, including in China.  Although it is difficult to predict the ultimate impact of these new regulations on demand for PRB coal and international pricing, we believe the overall direction of these regulatory developments is positive for higher quality coals and will not diminish the need for coal-fired generation to support growing and developing economies.  While international coal markets are currently oversupplied, we remain optimistic that the addition of new coal-fired generation in Asia, along with tightening regulatory initiatives to focus on higher quality coal supplies, will support longer term pricing and demand for PRB coal.

For 2014, we have contracted to sell 89 million tons from our three owned and operated mines.  Of this committed 2014 production, 89 million tons are under fixed-price contracts with a weighted-average price of $13.00 per ton.  During the quarter, we fixed prices on approximately 2 million tons of previously contracted indexed coal for 2014 deliveries at an average price of approximately $10.82 per ton.

For 2015, we have currently committed to sell 70 million tons from our three owned and operated mines.  Of this committed 2015 production, 58 million tons are under fixed-price contracts with a weighted-average price of $13.10 per ton.  During the quarter, we priced approximately 10 million tons for 2015 delivery at an average price of $12.52 per ton reflecting the mix between 8,400 Btu and 8,800 Btu coal and prevailing market prices.

For 2016, we have currently committed to sell 46 million tons from our three owned and operated mines.  Of this committed 2016 production, 36 million tons are under fixed-price contracts with a weighted-average price of $13.80 per ton.

We are continuing to forecast 2014 export shipments through Westshore of between 4.0 and 4.5 million tons.  Demand from our international customers continues to be strong, and we continue to seek to fill our contracted capacity at Westshore while working to minimize demurrage costs due to rail interruptions delaying ship loadings.  At current international pricing levels, we are experiencing negative physical Logistics and Related Activities margins on our export sales.  However, we have positive Adjusted EBITDA due to our hedge positions, and we continue to benefit from the margins realized by our Owned and Operated Mines segment.

We have raised the lower end of our 2014 shipment guidance to a new range of 84 - 86 million tons.  This will require the recent improvement in rail performance to continue through the end of the year.  Due to the strong cost control shown by our operations, we are also raising the lower end of our Adjusted EBITDA guidance range to a new range of $180 - $200 million for the full year and reducing our expected capital expenditures to $20 - $30 million.

Marshall commented, “Throughout this challenging year we have successfully managed costs while operating in an environment of weak shipments, which has resulted in our solid Adjusted EBITDA performance.  We have further strengthened our balance sheet and liquidity to better position ourselves against the risk of a delayed market improvement.  We continue to be optimistic that the recent improvement in rail performance will continue as we see ongoing strong demand from utilities.  Railroad interruptions are causing many utilities to reevaluate their target stockpile levels.  We believe that as rail performance improves, utilities will take the opportunity to replenish their stockpiles, and in some cases increase them to higher levels, which will hopefully improve pricing.  We have reviewed our forecast of international demand and supply and continue to believe that demand growth will exceed supply over the coming years and lead to a return to higher international prices.  We continue to position Cloud Peak Energy to weather current weak domestic and international markets and to benefit from a recovery when it occurs.”

2014 Guidance — Financial and Operational Estimates

The following table provides our current outlook and assumptions for selected 2014 consolidated financial and operational metrics:

Estimate or Estimated Range
Coal shipments for our three owned and operated mines(1)	84 - 86 million tons
Committed sales with fixed prices	Approximately 89 million tons
Anticipated realized price of produced coal with fixed prices	Approximately $13.04 per ton
Adjusted EBITDA(2)	$180 - $200 million
Net interest expense	Approximately $77 million
Depreciation, depletion and accretion	$125 - $135 million
Capital expenditures(3)	$20 - $30 million
Committed federal coal lease payments	$69 million

(1)               Inclusive of intersegment sales.

(2)               Non-GAAP financial measure; please see definition below in this release.

(3)               Excluding federal coal lease payments.

Conference Call Details

A conference call with management is scheduled at 5:00 p.m. ET on October 29, 2014 to review the results and current business conditions.  The call will be webcast live over the Internet from our website at www.cloudpeakenergy.com under “Investor Relations”.  Participants should follow the instructions provided on the website for downloading and installing the audio applications necessary to join the webcast.  Interested individuals also can access the live conference call via telephone at 877.474.9505 (domestic) or 857.244.7558 (international) and entering pass code 35997129.

Following the live webcast, a replay will be available at the same URL on our website for seven days.  A telephonic replay will also be available approximately two hours after the call and can be accessed by dialing 888.286.8010 (domestic) or 617.801.6888 (international) and entering pass code 72780840.  The telephonic replay will be available for seven days.

About Cloud Peak Energy®

Cloud Peak Energy Inc. (NYSE:CLD) is headquartered in Wyoming and is one of the largest U.S. coal producers and the only pure-play Powder River Basin (PRB) coal company.  As one of the safest coal producers in the nation, Cloud Peak Energy mines low sulfur, subbituminous coal and provides logistics supply services. The Company owns and operates three surface coal mines in the PRB, the lowest cost major coal producing region in the nation. The Antelope and Cordero Rojo mines are located in Wyoming and the Spring Creek mine is located in Montana.  In 2013, Cloud Peak Energy shipped 86.0 million tons from its three mines to customers located throughout the U.S. and around the world.  Cloud Peak Energy also owns rights to substantial undeveloped coal and complimentary surface assets in the Northern PRB, further building the Company’s long-term position to serve Asian export and domestic customers.  With approximately 1,700 total employees, the Company is widely recognized for its exemplary performance in its safety and environmental programs. Cloud Peak Energy is a sustainable fuel supplier for approximately four percent of the nation’s electricity.

Cautionary Note Regarding Forward-Looking Statements

This release and our related presentation contain “forward-looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements are not statements of historical facts and often contain words such as “may,” “will,” “expect,” “believe,”

“anticipate,” “plan,” “estimate,” “seek,” “could,” “should,” “intend,” “potential,” or words of similar meaning.  Forward-looking statements are based on management’s current expectations, beliefs, assumptions and estimates regarding our company, industry, economic conditions, government regulations, energy policies and other factors.  Forward-looking statements may include, for example: (1) our outlook for 2014 and future periods for our company, the PRB and the industry in general, and our operational, financial and export guidance; (2) expected development of future export terminal capacity and increased access to existing or future capacity; (3) anticipated demand by domestic and Asian utilities for PRB coal, including the impact of regulatory developments and uncertainties and climate change concerns; (4) the impact of competition from other domestic and international coal producers, natural gas supplies and other alternative sources of energy used to generate electricity; (5) coal stockpile and natural gas storage levels and the impacts on future demand and pricing; (6) our plans to replenish and/or increase our coal tons and extend our mine lives; (7) business development and growth initiatives; (8) operational plans for our mines; (9) our cost management efforts; (10) industry estimates of the EIA and other third party sources; (11) our estimates of the quality and quantity of economic coal associated with our development projects, the potential development of our Youngs Creek and other NPRB assets, and our potential exercise of options for Crow Tribal coal; (12) our future liquidity; (13) anticipated improvements in rail performance; and (14) other statements regarding our plans, strategies, prospects and expectations concerning our business, operating results, financial condition and other matters that do not relate strictly to historical facts.  These statements are subject to significant risks, uncertainties, and assumptions that are difficult to predict and could cause actual results to differ materially and adversely from those expressed or implied in the forward-looking statements.  Factors that could adversely affect our future results include, for example, (a) future economic and weather conditions that impact electricity demand, demand for thermal coal, available coal supplies or transportation logistics infrastructure; (b) existing and future coal-fired power plant capacity and utilization, demand for our coal by the domestic electric generation industry, Asian export demand and terminal capacity and the prices we receive for our coal and our logistics services; (c) reductions or deferrals of purchases by major customers and our ability to renew sales contracts; (d) competition from other coal producers, natural gas producers and other sources of energy, domestically and internationally, including the effects of governmental energy and tax policies and currency exchange rates; (e) environmental, health, safety, endangered species or other legislation, regulations, treaties, court decisions or government actions, or related third-party legal challenges or changes in interpretations, including new requirements or uncertainties affecting the use, demand or price for coal or imposing additional costs, liabilities or restrictions on our mining operations, the utility industry or the logistics, transportation and terminal industries; (f) public perceptions, third-party legal challenges or governmental actions and energy policies relating to concerns about climate change, air and water quality or other environmental considerations, including emissions restrictions (for example, EPA carbon regulations for power plants under the Clean Air Act) and governmental subsidies or mandates that make natural gas, wind, solar or other alternative fuel sources more cost-effective and competitive with coal; (g) operational, geological, equipment, permit, labor, weather-related and other risks inherent in surface coal mining; (h) our ability to efficiently and safely conduct our mining operations; (i) transportation and export terminal availability, performance and costs; (j) availability, timing of delivery and costs of key supplies, capital equipment or commodities such as diesel fuel, steel, explosives and tires; (k) our ability to acquire future coal tons through the federal LBA process and necessary surface rights and permits in a timely and cost-effective manner and the impact of third-party legal challenges; (l) access to capital and credit markets and availability and costs of credit, surety bonds, letters of credit, and insurance; (m) litigation and other contingent liabilities; (n) proposed Pacific Northwest export terminals are not developed in a timely manner or at all, or are developed at a smaller capacity than planned, or we are unable to finalize and enter into definitive throughput agreements for potential future capacity at proposed terminals, including the Gateway Pacific Terminal and Millennium Bulk Terminal; (o) future development and operating costs for our development projects significantly exceed our expectations; and (p) other risk factors described from time to time in the reports and registration statements we file with the Securities and Exchange Commission, including those in Item 1A - Risk Factors in our most recent Form 10-K and any updates thereto in our Forms 10-Q and Forms 8-K.  There may be other risks and uncertainties that are not currently known to us or that we currently believe are not material.  We make forward-looking statements based on currently available information, and we assume no obligation to, and expressly disclaim any obligation to, update or revise publicly any forward-looking statements made in this release or our related presentation, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

This release and our related presentation include the non-GAAP financial measures of (1) Adjusted EBITDA (on a consolidated basis and for our reporting segments) and (2) Adjusted Earnings Per Share (“Adjusted EPS”).  Adjusted EBITDA and Adjusted EPS are intended to provide additional information only and do not have any standard meaning prescribed by generally accepted accounting principles in the U.S. (“GAAP”).  A quantitative reconciliation of historical net income (loss) to Adjusted EBITDA and EPS (as defined below) to Adjusted EPS is found in the tables accompanying this release.

EBITDA represents net income (loss) or income (loss) from continuing operations, as applicable, before (1) interest income (expense) net, (2) income tax provision, (3) depreciation and depletion, (4) amortization, and (5) accretion.  Adjusted EBITDA represents EBITDA as further adjusted for specifically identified items that management believes do not directly reflect our core operations.  For the periods presented herein, the specifically identified items are: (1) adjustments to exclude the updates to the tax agreement liability, including tax impacts of our 2009 initial public offering and 2010 secondary offering and the termination of the TRA in August 2014, (2) adjustments for derivative financial instruments, excluding fair value mark-to-market gains or losses and including cash amounts received or paid, (3) adjustments to exclude the gain from the sale of our 50% non-operating interest in the Decker Mine, and (4) adjustments to exclude a significant broker contract that expired in the first quarter of 2010.  Because of the inherent uncertainty related to the items identified above, management does not believe it is able to provide a meaningful forecast of the comparable GAAP measures or reconciliation to any forecasted GAAP measures.

Adjusted EPS represents diluted earnings (loss) per common share attributable to controlling interest, or diluted earnings (loss) per common share attributable to controlling interest from continuing operations, as applicable (“EPS”), adjusted to exclude (i) the estimated per share impact of the same specifically identified items used to calculate Adjusted EBITDA as described above, and (ii) the cash and non-cash interest expense associated with the early retirement of debt and refinancing transactions.  All items are adjusted at the statutory tax rate of approximately 36 percent.

Adjusted EBITDA is an additional tool intended to assist our management in comparing our performance on a consistent basis for purposes of business decision-making by removing the impact of certain items that management believes do not directly reflect our core operations.  Adjusted EBITDA is a metric intended to assist management in evaluating operating performance, comparing performance across periods, planning and forecasting future business operations and helping determine levels of operating and capital investments.  Period-to-period comparisons of Adjusted EBITDA are intended to help our management identify and assess additional trends potentially impacting our company that may not be shown solely by period-to-period comparisons of net income (loss) or income (loss) from continuing operations.  Our chief operating decision maker uses Adjusted EBITDA as a measure of segment performance.  Consolidated Adjusted EBITDA is also used as part of our incentive compensation program for our executive officers and others.

We believe Adjusted EBITDA and Adjusted EPS are also useful to investors, analysts and other external users of our consolidated financial statements in evaluating our operating performance from period to period and comparing our performance to similar operating results of other relevant companies.  Adjusted EBITDA allows investors to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and depletion, amortization and accretion and other specifically identified items that are not considered to directly reflect our core operations.  Similarly, we believe our use of Adjusted EPS provides an appropriate measure to use in assessing our performance across periods given that this measure provides an adjustment for certain specifically identified significant items that are not considered to directly reflect our core operations, the magnitude of which may vary significantly from period to period and, thereby, have a disproportionate effect on the earnings per share reported for a given period.

Our management recognizes that using Adjusted EBITDA and Adjusted EPS as performance measures has inherent limitations as compared to net income (loss), income (loss) from continuing operations, EPS or other GAAP financial measures, as these non-GAAP measures exclude certain items, including items that are recurring in nature, which may be meaningful to investors.  Adjusted EBITDA and Adjusted EPS should not be considered in isolation and do not purport to be alternatives to net income (loss), income (loss) from continuing operations, EPS or other GAAP financial measures as a measure of our operating performance.  Because not all companies use identical calculations, our presentations of Adjusted EBITDA and Adjusted EPS may not be comparable to other similarly titled measures of other companies.  Moreover, our presentation of Adjusted EBITDA is different than EBITDA as defined in our debt financing agreements.

SOURCE:  Cloud Peak Energy

Cloud Peak Energy Inc.

Karla Kimrey, 720-566-2932

Vice President, Investor Relations

CLOUD PEAK ENERGY INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF

OPERATIONS AND COMPREHENSIVE INCOME

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Revenue	$342,337	$374,816	$982,253	$1,042,864
Costs and expenses
Cost of product sold (exclusive of depreciation, depletion, and accretion, shown separately)	288,345	295,983	830,405	853,615
Depreciation and depletion	25,815	26,918	81,944	75,589
Accretion	3,848	3,995	12,066	12,249
Derivative financial instruments	(515)	295	(16,052)	(25,641)
Selling, general and administrative expenses	12,163	13,201	37,086	39,642
Other operating costs	1,099	592	1,671	1,893
Total costs and expenses	330,755	340,984	947,120	957,347
Gain on sale of Decker Mine interest	(74,262)	—	(74,262)	—
Operating income	85,844	33,832	109,395	85,517
Other income (expense)
Interest income	37	154	222	343
Interest expense	(12,701)	(9,020)	(64,508)	(29,819)
Tax agreement benefit (expense)	58,595	(10,515)	58,595	(10,515)
Other, net	(31)	2,703	(262)	2,505
Total other income (expense)	45,900	(16,678)	(5,953)	(37,486)
Income (loss) before income tax provision and earnings from unconsolidated affiliates	131,744	17,154	103,442	48,031
Income tax benefit (expense)	(40,688)	785	(30,709)	(10,512)
Earnings from unconsolidated affiliates, net of tax	13	27	562	551
Net income (loss)	91,069	17,966	73,295	38,070
Other comprehensive income (loss)
Postretirement medical plan amortization of prior service costs	247	444	741	1,331
Postretirement medical plan adjustment	—	—	—	30
Write-off of prior service costs related to Decker pension	3,183	—	3,183	—
Income tax on postretirement medical plan and pension adjustments	(1,235)	(160)	(1,413)	(490)
Other comprehensive income (loss)	2,195	284	2,511	871
Total comprehensive income (loss)	$93,264	$18,250	$75,806	$38,941
Income (loss) per common share
Basic	$1.50	$0.30	$1.21	$0.63
Diluted	$1.49	$0.29	$1.20	$0.62
Weighted-average shares outstanding - basic	60,850	60,658	60,803	60,632
Weighted-average shares outstanding - diluted	61,133	61,161	61,197	61,134

CLOUD PEAK ENERGY INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30,	December 31,
	2014	2013
	(unaudited)	(audited)
ASSETS
Current assets
Cash and cash equivalents	$119,290	$231,633
Investments in marketable securities	—	80,687
Accounts receivable	79,845	74,068
Due from related parties	605	742
Inventories, net	79,511	80,144
Deferred income taxes	17,159	18,326
Derivative financial instruments	25,573	26,420
Other assets	20,832	19,541
Total current assets	342,815	531,561

Noncurrent assets
Property, plant and equipment, net	1,578,319	1,654,014
Port access contract rights	51,620	9,520
Goodwill	35,634	35,634
Deferred income taxes	60,692	91,361
Other assets	42,382	35,335
Total assets	$2,111,462	$2,357,425

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$50,599	$59,046
Royalties and production taxes	138,079	131,917
Accrued expenses	44,607	41,463
Current portion of tax agreement liability	—	13,504
Current portion of federal coal lease obligations	63,970	58,958
Other liabilities	1,635	2,513
Total current liabilities	298,890	307,401

Noncurrent liabilities
Tax agreement liability, net of current portion	—	90,091
Senior notes	498,420	596,974
Federal coal lease obligations, net of current portion	—	63,970
Asset retirement obligations, net of current portion	175,462	246,081
Other liabilities	54,528	50,859
Total liabilities	1,027,300	1,355,376

Equity
Common stock ($0.01 par value; 200,000 shares authorized; 61,436 and 61,296 shares issued and 61,005 and 60,896 outstanding at September 30, 2014 and December 31, 2013, respectively)	610	609
Treasury stock, at cost (432 shares and 400 shares at September 30, 2014 and December 31, 2013, respectively)	(6,243)	(5,667)
Additional paid-in capital	566,484	559,602
Retained earnings	531,079	457,784
Accumulated other comprehensive income (loss)	(7,768)	(10,279)
Total equity	1,084,162	1,002,049
Total liabilities and equity	$2,111,462	$2,357,425

CLOUD PEAK ENERGY INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Nine Months Ended
	September 30,
	2014	2013
Cash flows from operating activities
Net income (loss)	$73,295	$38,070
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and depletion	81,944	75,589
Accretion	12,066	12,249
Earnings from unconsolidated affiliates, net of tax	(562)	(551)
Distributions of income from unconsolidated affiliates	1,250	2,000
Deferred income taxes	30,715	8,903
Gain on sale of Decker Mine interest	(74,262)	—
Tax agreement expense (benefit)	(58,595)	10,515
Equity-based compensation expense	5,819	5,825
Derivative mark-to-market (gains) losses	(16,052)	(25,641)
Non-cash interest expense related to early retirement of debt and refinancings	7,338	—
Other	9,268	8,407
Changes in operating assets and liabilities:
Accounts receivable	(6,459)	(9,834)
Inventories, net	(3,927)	(101)
Due to or from related parties	137	(82)
Other assets	4,173	(5,179)
Accounts payable and accrued expenses	4,850	19,826
Tax agreement liability	(45,000)	—
Asset retirement obligations	(788)	(770)
Cash received (paid) for derivative financial instruments	16,905	5,689
Net cash provided by (used in) operating activities	42,115	144,915

Investing activities
Purchases of property, plant and equipment	(14,680)	(35,765)
Cash paid for capitalized interest	(4,066)	(23,330)
Investments in marketable securities	(8,159)	(46,372)
Maturity and redemption of investments	88,845	46,067
Investment in port access contract rights	(37,100)	—
Investment in development projects	(3,522)	(4,087)
Return of partnership escrow	—	4,468
Other	(1,830)	102
Net cash provided by (used in) investing activities	19,488	(58,917)

Financing activities
Principal payments on federal coal leases	(58,958)	(63,191)
Issuance of senior notes	200,000	—
Repayment of senior notes	(300,000)	—
Payment of deferred financing costs	(14,683)	(865)
Other	(305)	(422)
Net cash provided by (used in) financing activities	(173,946)	(64,478)

Net increase (decrease) in cash and cash equivalents	(112,343)	21,520
Cash and cash equivalents at beginning of period	231,633	197,691
Cash and cash equivalents at end of period	$119,290	$219,211

Supplemental cash flow disclosures
Interest paid	$37,017	$43,125
Income taxes paid (refunded)	$(5,798)	$11,419
Supplemental noncash investing and financing activities
Non-cash interest capitalized	$30	$8,614
Capital expenditures included in accounts payable	$1,816	$5,525
Assets acquired under capital leases	$1,209	$10,222
Port access contract rights acquired in sale of Decker Mine interest	$5,000	$—

CLOUD PEAK ENERGY INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

(in millions)

Adjusted EBITDA

	Three Months Ended
	September 30,
	2014		2013
Net income (loss)		$91.1		$18.0
Interest income		—		(0.2)
Interest expense		12.7		9.0
Income tax (benefit) expense		40.7		(0.8)
Depreciation and depletion		25.8		26.9
Accretion		3.8		4.0
EBITDA		174.1		57.0
Tax agreement expense (benefit)(1)		(58.6)		10.5
Derivative financial instruments:
Exclusion of fair value mark-to-market losses (gains)(2)	$(0.5)		$0.3
Inclusion of cash amounts received (paid)(3)	5.0		3.2
Total derivative financial instruments		4.5		3.5
Gain on sale of Decker Mine interest		(74.3)		—
Expired significant broker contract		—		—
Adjusted EBITDA		$45.7		$70.9

Adjusted EBITDA

	Nine Months Ended
	September 30,
	2014		2013

Net income (loss)		$73.3		$38.1
Interest income		(0.2)		(0.3)
Interest expense		64.5		29.8
Income tax (benefit) expense		30.7		10.5
Depreciation and depletion		81.9		75.6
Accretion		12.1		12.2
EBITDA		262.3		165.9
Tax agreement expense (benefit)(1)		(58.6)		10.5
Derivative financial instruments:
Exclusion of fair value mark-to-market losses (gains)(2)	$(16.1)		$(25.6)
Inclusion of cash amounts received (paid)(3)	16.9		5.7
Total derivative financial instruments		0.8		(19.9)
Gain on sale of Decker Mine interest		(74.3)		—
Expired significant broker contract		—		—
Adjusted EBITDA		$130.3		$156.5

(1)         Changes to related deferred taxes are included in income tax expense.

(2)         Derivative fair value mark-to-market (gains) losses reflected on the statement of operations.

(3)         Derivative cash gains and losses reflected within operating cash flows.

CLOUD PEAK ENERGY INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

(per share)

Adjusted EPS

	Three Months Ended
	September 30,
	2014		2013
Diluted earnings (loss) per common share		$1.49		$0.29
Tax agreement expense (benefit) including tax impacts of IPO and Secondary Offering		(0.74)		0.01
Derivative financial instruments:
Exclusion of fair value mark-to-market losses (gains)	$(0.01)		$—
Inclusion of cash amounts received (paid)	0.06		0.03
Total derivative financial instruments		0.05		0.03
Refinancing transaction:
Exclusion of cash interest for early retirement of debt	—		—
Exclusion of non-cash interest for deferred finance fee write-off	—		—
Total refinancing transaction		—		—
Gain on sale of Decker Mine interest		(0.78)		—
Expired significant broker contract		—		—
Adjusted EPS		$0.02		$0.34
Weighted-average dilutive shares outstanding (in millions)		61.1		61.2

Adjusted EPS

	Nine Months Ended
	September 30,
	2014		2013
Diluted earnings per common share		$1.20		$0.62
Tax agreement expense including tax impacts of IPO and Secondary Offering		(0.74)		0.01
Derivative financial instruments:
Exclusion of fair value mark-to-market gains	$(0.17)		$(0.27)
Inclusion of cash amounts received	0.17		0.06
Total derivative financial instruments		(0.00)		(0.21)
Refinancing transaction:
Exclusion of cash interest for early retirement of debt	0.15		—
Exclusion of non-cash interest for deferred finance fee write-off	0.08		—
Total refinancing transaction		0.23		—
Gain on sale of Decker Mine interest		(0.78)		—
Expired significant broker contract		—		—
Adjusted EPS		$(0.08)		$0.43
Weighted-average dilutive shares outstanding (in millions)		61.2		61.1

CLOUD PEAK ENERGY INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

(in thousands)

Adjusted EBITDA by Segment

	Three Months Ended
	September 30,
	2014		2013
Owned and Operated Mines
Adjusted EBITDA		$43.6		$65.9
Depreciation and depletion		(26.0)		(25.0)
Accretion		(2.9)		(2.7)
Derivative financial instruments:
Exclusion of fair value mark-to-market gains (losses)	$(3.5)		$(0.2)
Inclusion of cash amounts (received) paid	2.9		0.6
Total derivative financial instruments		(0.6)		0.4
Other		0.1		(2.7)
Operating income (loss)		14.2		35.9

Logistics and Related Activities
Adjusted EBITDA		1.4		2.1
Derivative financial instruments:
Exclusion of fair value mark-to-market gains (losses)	4.0		(0.1)
Inclusion of cash amounts (received) paid	(8.0)		(3.7)
Total derivative financial instruments		(4.0)		(3.8)
Operating income (loss)		(2.6)		(1.7)

Corporate and Other
Adjusted EBITDA		1.0		3.1
Depreciation and depletion		0.2		(2.0)
Accretion		(0.9)		(1.3)
Gain on sale of Decker Mine interest		74.3		—
Other		(0.1)		—
Operating income (loss)		74.5		(0.2)

Eliminations
Adjusted EBITDA		(0.3)		(0.1)
Operating loss		(0.3)		(0.1)
Consolidated operating income		85.8		33.8
Interest income		—		0.2
Interest expense		(12.7)		(9.0)
Tax agreement (expense) benefit		58.6		(10.5)
Other, net		—		2.7
Income tax (expense) benefit		(40.7)		0.8
Net income (loss)		$91.1		$18.0

CLOUD PEAK ENERGY INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

(in thousands)

Adjusted EBITDA by Segment

	Nine Months Ended
	September 30,
	2014		2013
Owned and Operated Mines
Adjusted EBITDA		$126.7		$145.8
Depreciation and depletion		(80.8)		(72.2)
Accretion		(8.8)		(8.4)
Derivative financial instruments:
Exclusion of fair value mark-to-market gains (losses)	$(2.0)		$(0.5)
Inclusion of cash amounts (received) paid	2.0		0.7
Total derivative financial instruments		—		0.2
Other		(0.3)		(2.4)
Operating income (loss)		36.8		63.0

Logistics and Related Activities
Adjusted EBITDA		4.5		6.2
Derivative financial instruments:
Exclusion of fair value mark-to-market gains (losses)	18.1		26.1
Inclusion of cash amounts (received) paid	(18.9)		(6.4)
Total derivative financial instruments		(0.8)		19.7
Operating income (loss)		3.7		25.9

Corporate and Other
Adjusted EBITDA		0.6		4.9
Depreciation and depletion		(1.1)		(3.4)
Accretion		(3.3)		(3.8)
Gain on sale of Decker Mine interest		74.3		—
Other		—		(0.8)
Operating income (loss)		70.5		(3.1)

Eliminations
Adjusted EBITDA		(1.5)		(0.4)
Operating loss		(1.5)		(0.4)
Consolidated operating income		109.4		85.5
Interest income		0.2		0.3
Interest expense		(64.5)		(29.8)
Tax agreement (expense) benefit		58.6		(10.5)
Other, net		(0.3)		2.5
Income tax (expense) benefit		(30.7)		(10.5)
Earnings from unconsolidated affiliates, net of tax		0.6		0.6
Net income (loss)		$73.3		$38.1

CLOUD PEAK ENERGY INC. AND SUBSIDIARIES

SCHEDULE OF SALES VOLUMES

(tons in thousands)

	Q3	Q2	Q1	Q4	Q3	Q2	Q1	Year	Year
	2014	2014	2014	2013	2013	2013	2013	2013	2012
Mine
Antelope	8,239	8,085	8,288	7,945	7,952	7,371	8,087	31,354	34,316
Cordero Rojo	8,535	8,551	8,447	9,027	10,054	8,359	9,231	36,671	39,205
Spring Creek	4,763	3,953	3,710	4,765	5,140	4,362	3,742	18,009	17,102
Decker (50% interest)	422	385	272	483	489	382	165	1,519	1,441
Total	21,959	20,974	20,716	22,220	23,635	20,473	21,224	87,552	92,064